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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the inclusion and incorporation by reference in this Amendment No. 1 to the Registration Statement of Hanover Capital Mortgage Holdings, Inc. and Subsidiaries (the "Company") on Form S-2 of our reports dated March 20, 2003, included and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2002, and to the use of our reports dated March 20, 2003, appearing in the Prospectus, which are part of this Registration Statement.


We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey
August 1, 2003